UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  July 1, 2014

Ring Energy, Inc.

(Exact name of registrant as specified in its charter)

Nevada	001-36057	90-0406406
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

200 N. Loraine Street, Suite 1245 Midland, TX	79701

 (Address of principal executive offices)   (Zip Code)

(432) 682-7464

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01   Entry into a Material Definitive Agreement

On July 1, 2014, Ring Energy, Inc. (the “Company”) entered into a Credit Agreement with SunTrust Bank, as lender, issuing bank and administrative agent for several banks and other financial institutions and lenders (“Administrative Agent”) (the “Credit Facility”).  The Credit Facility provides for a senior secured revolving credit facility with a maximum borrowing amount of $150 million. The Credit Facility matures on July 1, 2019, and is secured by substantially all of the Company’s assets.

The initial borrowing base under the Credit Facility is $40 million (the “Borrowing Base”).  The Borrowing Base is subject to periodic redeterminations, mandatory reductions and further adjustments from time to time.  The Borrowing Base will be redetermined (i) quarterly on each January 1, April 1, July 1 and October 1, beginning October 1, 2014 through October 1, 2015, and (ii) semi-annually on each October 1 and April 1 beginning on April 1, 2016.  In addition, the Company may elect to cause the Borrowing Base to be redetermined one time during each of the following periods (i) between the October 1, 2014 and April 1, 2015 redeterminations, (ii) between the April 1, 2015 and October 1, 2015 redeterminations and (iii) starting with the October 1, 2015 redetermination, during any six month period between redeterminations.  The Borrowing Base will also be reduced in certain circumstances such as the sale or disposition of certain oil and gas properties of the Company or its subsidiaries and cancellation of certain hedging positions.

The Credit Facility allows for Eurodollar Loans and Base Rate Loans (each as defined in the Credit Facility).  The interest rate on each Eurodollar Loan will be the adjusted LIBO rate for the applicable interest period plus a margin between 1.75% and 5.00% (depending on the then-current level of borrowing base usage).  The annual interest rate on each Base Rate Loan is (a) the greatest of (i) the Administrative Agent’s prime lending rate, (ii) the federal funds rate plus 0.5% per annum or the (iii) adjusted LIBO rate determined on a daily basis for an interest period of one-month, plus 1.00% per annum, plus (b) a margin between 2.75% and 6.00% (depending on the then-current level of borrowing base usage).

The credit facility contains certain covenants, which, among other things, require the maintenance of (i) a total leverage ratio of not more than 4.0 to 1.0 and (ii) a minimum current ratio of 1.0 to 1.0. The Credit Facility also contains other customary affirmative and negative covenants and events of default.

A copy of the Credit Facility is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein. The description of the Credit Facility in this Current Report on Form 8-K is a summary and is qualified in its entirety by reference to the complete text of the Credit Facility.

Item 1.02   Termination of a Material Definitive Agreement.

In connection with the closing of the Credit Facility, the Company terminated the Revolver Loan Agreement, dated as of May 12, 2011, as amended by the First Amendment thereto dated as of May 12, 2012, by the Second Amendment thereto dated as of January 15, 2013, by the Third Amendment thereto dated as of May 10, 2013, and by the Fourth Amendment thereto dated August 10, 2013, by and among Stanford Energy, Inc., the Company, Stanley M. McCabe, individually and as sole trustee of The McCabe Family Trust, and Lloyd T. Rochford, individually, as borrowers, and The F&M Bank & Trust Company, predecessor-in-interest to Prosperity Bank (the “Previous Credit Facility”). The Company has paid off all amounts outstanding under the Previous Credit Facility.

Item 2.03   Creation of a Direct Financial Obligation

Please see the disclosure under Item 1.01 of this Current Report on Form 8-K, which disclosure is incorporated into this Item 2.03.

Item 9.01   Financial Statements and Exhibits.

10.1

Credit Agreement, dated as of July 1, 2014, by and among Ring Energy, Inc., the several banks and other financial institutions and lenders from time to time party thereto, and SunTrust Bank, as administrative agent for the lenders and as issuing bank.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ring Energy, Inc.

Date: July 2, 2014

By:

/s/ William R. Broaddrick

William R. Broaddrick

Chief Financial Officer